Appendix A
to the
OPERATING EXPENSES LIMITATION AGREEMENT
Dated September 19, 2024 between
Professionally Managed Portfolios
and
AKRE CAPITAL MANAGEMENT, LLC

Fund	Rate

Akre Focus Fund	1.04%

IN WITNESS WHERE OF, the parties hereto have caused this revised Appendix A to be signed on their behalf by their duly authorized officers as of September 19, 2024,
Professionally Managed Portfolios, on behalf of each Fund listed on this Appendix A

PROFESSIONALLY MANAGED PORTFOLIOS on behalf of the series listed above

By: /s/ Jason Hadler
Name: Jason Hadler
Title: President

AKRE CAPITAL MANAGEMENT, LLC

By: /s/ George T. McLamb III
Name: George T. McLamb III
Title: CFO &COO